Exhibit 10.13

TERMS AND CONDITIONS OF MCGRAW-HILL EDUCATION 2012

CASH-BASED PERFORMANCE AWARD

Cash-Based Performance Award (“Award”) made as of the date reflected on the Award Document (the “Award Date”), by The McGraw-Hill Companies, Inc., a New York corporation (the “Company”).

WHEREAS, the Board of Directors of the Company (the “Board”) has designated the Compensation and Leadership Development Committee of the Board (the “Committee”) to administer The McGraw-Hill Companies, Inc. 2002 Stock Incentive Plan (the “Plan”);

WHEREAS, the Committee has determined that the Employee should be granted an Award under the Plan as specified in the Employee’s Performance Award Document; and

WHEREAS, the Employee is accepting the Award subject to the terms and conditions set forth below:

1. Grant of Awards. The grant of this Award is subject to the terms and conditions set forth herein and in the Performance Award Document. Except as otherwise provided in Section 6(b) below, payment, if any, under the Award will be made in cash.

The receipt of payment in respect of the Award by the Employee is contingent upon (i) achievement of the EPS goal established by the Committee hereunder, (ii) except as otherwise provided herein, the Employee’s continued employment with the Company through the Maturity Date and (iii) the additional requirements set forth herein.

The Employee does not have an absolute right to receive a fixed or determinable amount as a result of the grant of this Award.

2. Performance Goals. The achievement and payment levels of this Award shall be measured against a one-year Earnings Per Share (“EPS”) schedule established by the Committee for 2012. This schedule, as established and construed by the Committee, shall govern the determination of the percentage of the Award earned and payable hereunder, subject to and in accordance with the other terms of this Award. If 2012 EPS equals 100% of the target EPS goal, the Employee shall earn 100% of the Award (i.e., the target value), subject to the additional requirements hereunder. For 2012 EPS between the minimum payout level and the target goal, the Employee shall earn a pro rata portion of the Award. For EPS growth that equals or exceeds the 150% payout level, the Employee shall earn 150% of the Award payable at the 100% payout level. For growth between the target goal and the 150% payout level, the Employee shall earn 100% of the Award plus a pro rata portion of the Award between the 100% and 150% payout levels.

For purposes of this Award, EPS means diluted earnings per share as shown on the Consolidated Statement of Income in the Company’s Annual Report adjusted to exclude the following items:

(1)	Charges for Discontinued Operations;

(2)	Charges for Extraordinary items and any other unusual or non-recurring items of loss or expense, including restructuring charges;

(3)	The impact in the current year (as well as the cumulative effect) of changes in Accounting Principles when any such change was not reflected in the base year EPS;

(4)	Any one-time charge, or dilution caused by seasonal impact or other factors, resulting from any non-budgeted acquisition or divestiture; and

(5)	The effect of changes in Federal corporate Tax Rates.

Items (1) through (5) above shall be taken into account as adjustments to EPS for purposes of calculating the amount of this Award earned by the Employee only to the extent that they are separately identified on the Consolidated Statement of Income in the Company’s Annual Report or separately quantified in the Notes to the Consolidated Financial Statements or in the Management’s Discussion and Analysis section of the Company’s Annual Report or in other Company filings with the Securities and Exchange Commission. Notwithstanding anything contained herein, the Committee reserves the right: (i) to exclude from the computation of EPS all or any part of any item of extraordinary, unusual, non-recurring or special gain or income (but not any item of loss or expense), whether or not shown separately on the Consolidated Statement of Income, and whether or not separately quantified in the Notes to the Consolidated Financial Statements or in the Management’s Discussion and Analysis section of the Company’s Annual Report or in other Company filings with the Securities and Exchange Commission, that the Committee considers appropriate to so exclude, (ii) to exclude less than all of an item of loss or expense described in Items (1) through (5) above, and (iii) to exclude from the computation of EPS all or any part of any item of extraordinary, unusual, non-recurring or special gain, income, loss or expense, whether or not shown separately on the Consolidated Statement of Income, and whether or not separately quantified in the Notes to the Consolidated Financial Statements or in the Management’s Discussion and Analysis section of the Company’s Annual Report or in other Company filings with the Securities and Exchange Commission, that the Committee considers appropriate to so exclude.

3. Maturity and Payment Dates. The maturity date of this Award shall be December 31, 2014 (the “Maturity Date”). If the Award becomes vested and non-forfeitable on the Maturity Date, the “Payment Date” referred to herein shall be a date in 2015 that is on or before

January 31, 2015. If all or a portion of the Award vests and becomes non-forfeitable in -accordance with Section 5, 6 or 10 prior to the Maturity Date, the “Early Payment Date” referred to herein shall be a date selected by the Company in the month following the month in which all or such portion of the Award, as applicable, vests and becomes non-forfeitable.

4. Distribution Following Maturity Date. Subject to Section 6, if the Employee remains an employee of the Company through the Maturity Date, the Award earned in accordance with the payout schedule established by the Committee, shall be paid in cash to the Employee on the Payment Date.

Before any payment is made to the Employee, the Company must withhold all applicable Federal, state and local income taxes. The Company shall hold back a sufficient amount of cash which would otherwise be delivered to the Employee to satisfy the required withholding obligation and all other authorized deductions.

The Employee shall indemnify the Company for any loss sustained by the Company from the failure to satisfy such withholding obligations, and the Employee shall, upon request, provide the Company with satisfactory evidence that the Employee has satisfied such obligations.1

It is the intention of the Company that this Award shall satisfy the requirements for “other performance based compensation” within the meaning of Section 162(m)(4)(C) of the Internal Revenue Code of 1986, as amended (the “Code”), except to the extent Section 10 herein becomes applicable, and be deductible by the Company notwithstanding the provisions of Section 162(m)(1) of the Code disallowing deductions for annual compensation in excess of $1 million paid or accrued to or for a “covered employee.” The Company reserves the right, in the event that any portion of this Award otherwise payable hereunder to a “covered employee” is

[1]	Only applicable to non-US-based awards.

ineligible for treatment as “other performance based compensation” and if, but only if, such ineligibility would result in the loss of tax deductions to the Company, to defer, in whole or in part, the Employee’s receipt of such Award under the terms of the following paragraph, but only with respect to Awards that become payable before a Change in Control, in all cases subject to and in accordance with the requirements of Treasury Regulations Section 1.409A-2(b)(7)(i) or any successor provision thereto.

Under the circumstances described in the preceding paragraph and in accordance therewith, (a) the Employee shall, but only to the extent necessary to avoid a deduction limitation to the Company, forfeit all rights to this Award and (b) the Company shall credit to an account for the Employee maintained on the books and records of the Company an amount equal to the earned value of the Award on the Payment Date as would be otherwise payable hereunder. The amount credited for the Employee’s account, together with interest calculated at the same rates used to calculate interest on deferred balances in the Company’s Key Executive Short-Term Deferred Compensation Plan or any successor plan thereto (in each case, as in effect from time to time), shall be paid in a lump sum on the earliest date at which the Company reasonably anticipates that the deduction of the payment of the amount shall not be limited or eliminated by application of Section 162(m) of the Code.

5. Termination of Employment Prior to Maturity Date. Subject to Sections 6 and 10, in the event of the termination of the Employee’s employment with the Company prior to the Maturity Date due to (i) Normal Retirement, Early Retirement, or Disability under the Company’s or one of its subsidiaries’ retirement or disability plans, (ii) death, or (iii) with the approval of the Committee, in connection with a termination by the Company other than for Cause, a pro rata portion of the Award will vest and become non-forfeitable; provided, however, that no Committee approval shall be required for a pro rata portion of the Award to vest and become non-forfeitable if the Award is assumed by a Successor Entity in a Private Sale and the Employee’s employment is terminated other than for Cause after the effective date of the Private Sale.

In the event the Employee voluntarily resigns his or her employment with the Company or is involuntarily terminated by the Company for Cause prior to the Maturity Date, the Employee shall forfeit the right to any payment under this Award.

(a) Determination of Pro Rata Award Opportunity.

(i) The pro rata portion of the Award that vests and becomes non- forfeitable if the Employee terminates employment because of Normal Retirement, Early Retirement, or Disability under the Company’s or one of its subsidiaries’ retirement or disability plans, shall be determined: (a) first, by multiplying the target value of the Award by a fraction, the numerator of which is the number of years completed (counting the year of termination as a completed year) during the period commencing on January 1, 2012, and ending on the Maturity Date (the “Award Period”) and the denominator of which is three years; (b) second, by determining the achievement of 2012 EPS; and (c) by adjusting the amount determined in clause (a) based on the degree to which the achievement calculated in clause (b) achieves the EPS goal established for the Award, subject to the limits set forth in the goal and payout schedule established for this Award and to the provisions of Section 2 hereof.

(ii) The pro rata portion of the Award that vests and becomes non- forfeitable, with the approval of the Committee, in connection with the Employee’s termination by the Company other than for Cause, shall be determined: (a) first, by multiplying the target value of the Award by a fraction, the numerator of which is the number of full months during the Award Period in which the Employee participated and the denominator of which is 36 months; (b) second, by determining the achievement of 2012 EPS; and (c) by adjusting the amount determined in clause (a) based on the degree to which the achievement calculated in clause (b) achieves the EPS goal established for the Award, subject to the limits set forth in the goal and payout schedule established for this Award and to the provisions of Section 2 hereof.

(iii) The pro rata portion of the Award that vests and becomes non- forfeitable if the Employee terminates employment because of death, shall be determined: (a) first, by multiplying the target value of the Award by a fraction, the numerator of which is the number of years completed during the Award Period (counting the year of termination as a completed year) and the denominator of which is three years; (b) second, by determining the achievement of 2012 EPS; and (c) by adjusting the amount determined in clause (a) based on the degree to which the achievement calculated in clause (b) achieves the EPS goal established for the Award, subject to the limits set forth in the goal and payout schedule established for this Award and to the provisions of Section 2 hereof.

(b) Distribution of Pro Rata Award.

(i) Termination Other Than for Death. In the event of the termination of the Employee’s employment with the Company prior to the Maturity Date other than for death (including, without limitation, Normal Retirement, Early Retirement, Disability under the Company’s or one of its subsidiaries’ retirement or disability plans, or other than for Cause), the Employee’s pro rata portion of the Award (if any) determined to vest and become non-forfeitable pursuant to Section 5(a) herein shall be delivered to the Employee on the Early Payment Date.

(ii) Termination for Death. In the event of the termination of the Employee’s employment with the Company prior to the Maturity Date due to death, the Employee’s pro rata portion of the Award (if any) determined to vest and become non-forfeitable pursuant to Section 5(a) herein shall be delivered to the Employee’s estate, not later than March 15, in the year immediately following the year in which death occurred.

6. Transaction Involving MHE.

(a) Successor Entity. As of the date of this Award, the Employee is an employee of the Company engaged primarily in the Company’s Education Business. Moreover, this Award is granted with the understanding that a Transaction may occur prior to the Maturity Date. In the event of a Transaction occurring prior to the Maturity Date, the Company shall have the right, upon written notice to the Employee, to take any or all of the following actions, and by accepting this Award, the Employee hereby irrevocably and unconditionally consents to any and all such actions by the Company:

(i) To assign all of the Company’s rights and obligations with respect to this Award to MHE or to the entity that acquires MHE in a Private Sale (the “Successor Entity”). Any such assignment of rights and delegation of duties and obligations by the Company to the Successor Entity shall constitute a completed novation of this Award and shall relieve the Company of any and all obligations to the Employee in respect of the Award;

(ii) To accelerate the vesting of all or a portion of the Award;

(iii) To substitute employment with the applicable Successor Entity (and its affiliates and subsidiaries) for employment with the Company (and its affiliates and subsidiaries) for purposes of the vesting, forfeiture and termination of employment provisions of all or a portion of this Award;

(iv) To treat employment with the Company and the Successor Entity (and their respective affiliates and subsidiaries) as continuous employment for purposes of the vesting, forfeiture and termination of employment provisions of all or a portion of this Award; and

(v) To substitute a designated committee, board or officer of the applicable Successor Entity for the Committee.

(b) IPO or Spin-off. In the event of an IPO or Spin-off prior to the Maturity Date, the Award shall, subject to applicable securities and other law, automatically convert on the Conversion Date into an award of stock units (the “Stock Units”) related to MHE Common Stock in the manner described in Section 6(c) below. Each vested Stock Unit shall entitle the Employee, upon settlement of the Stock Unit, to receive one share of MHE Common Stock. The Stock Units shall be subject to all of the vesting, forfeiture, payment and other terms of the Award. In the event that an ordinary cash dividend is paid on the MHE Common Stock at a time when the Stock Units are outstanding, a notional dividend equivalent shall be credited (without future interest or earnings) to the corresponding Stock Unit and such notional dividend equivalent shall be subject to the same vesting, forfeiture, payment and other terms as the related Stock Unit. MHE may set forth additional terms applicable to the Stock Units in a grant document delivered to the Employee in connection with the conversion.

(c) Conversion and Calculation Rules. If a Transaction occurs on or prior to December 31, 2012, the earned value of the Award shall nevertheless be determined in accordance with Section 2 and with reference to the EPS goals for the Company. If the Transaction is an IPO or Spin-off and the IPO or Spin-off occurs on or prior to December 31, 2012, all minimum, target and maximum payment values contemplated by Section 2 shall convert into Stock Unit targets as of the Conversation Date, and the actual number of Stock Units earned by the Employee shall thereafter be determined based upon such Stock Unit targets and the Company’s success in achieving the EPS goal (with any partial unit number being rounded to the next highest whole number). If the Transaction is an IPO or Spin-off and the IPO or Spin-off occurs after December 31, 2012, the number of Stock Units into which the Award shall convert shall be determined by dividing the cash value of the Award earned in accordance with Section 2 (based on the Company’s success in achieving the EPS goal) by the Average Price (with any partial unit number being rounded to the next highest whole number).

7. Certain Definitions.

(a) “Average Price” means, as calculated in accordance with rules promulgated by the Committee, the average closing price of the MHE Common Stock on the primary stock exchange or automated securities quotation system on which the MHE Common Stock is traded on each trading day in the period beginning on the date immediately following the IPO or Spin-off, as the case may be, and ending on the Conversion Date.

(b) “Conversion Date” means the thirtieth day following the effective date of the IPO or Spin-off.

(c) “Education Business” means the Company’s educational materials and learning solutions business, consisting of the following two reportable segments: the Higher Education, Professional and International Group; and the School Education Group.

(d) “IPO” means an underwritten public offering of MHE Common Stock following which the common stock is listed or quoted on any United States or foreign national securities exchange or quoted on any United States or foreign automated securities quotation system.

(e) “MHE” means the corporation, limited liability company or other entity that succeeds to all or substantially all of the business or assets of the Education Business.

(f) “MHE Common Stock” means the common stock of MHE distributed or sold in the IPO or Spin-off.

(g) “Private Sale” of MHE means the following (occurring prior to the occurrence of an IPO or Spin-off): the acquisition by any individual, entity or group (as clarified by Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) (a “Person”) (i) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of either (A) the then outstanding shares, member interests or other equity interests of MHE or (B) the combined voting power of the then outstanding voting securities of MHE entitled to vote generally in the election of directors (if MHE is a corporation) or to vote generally with respect to the appointment of the managing member, general partner or equivalent governing entity (if MHE is not a corporation), including, without limitation, in connection with a merger or consolidation involving MHE, but excluding any holding or acquisition of beneficial ownership by the Company and its subsidiaries or (ii) of all or substantially all of the business or assets of the Education Business.

(h) “Spin-off’ of the common stock of MHE means the distribution of the common stock of MHE to the shareholders of the Company in a transaction intended to qualify as tax-free at the stockholder level pursuant to Section 355 of the Code.

(i) “Transaction” means, as applied to MHE, a Private Sale, IPO or Spin-off.

8. Transfer Restrictions. This Award is nontransferable by the Employee (other than by will or by the laws of descent and distribution), and may not be transferred, sold, assigned, pledged or hypothecated and shall not be subject to execution, attachment or similar process. Any attempt to effect any of the foregoing shall be null and void.

9. Miscellaneous. These Terms and Conditions (a) shall be binding upon and inure to the benefit of any successor or assign of the Company, (b) shall be governed by the laws of the State of New York and any applicable laws of the United States, and (c) subject to Section 6, may not be amended or modified in any way without the express written consent of both the Company and the Employee. Consent on behalf of the Company may only be given through a writing signed, dated and authorized by the Executive Vice President of Human Resources for the Company, which directly refers to these Terms and Conditions and this Award. No other modifications to these Terms and Conditions are valid under any circumstances. No contract or right of employment shall be implied by this Award. Subject to Section 6, if this Award is assumed or a new award is substituted therefor in any corporate reorganization (including, but not limited to, any transaction of the type referred to in Section 424(a) of the Code), employment by such assuming or substituting corporation or by a parent corporation or subsidiary thereof shall be considered for all purposes of this Award to be employment by the Company.

This Award shall be subject to the requirements of the Senior Executive Pay Recovery Policy of The McGraw-Hill Companies, Inc. (the “Policy”), and all amounts paid or payable to an Employee under or in respect of the Award shall, if applicable, be subject to recovery or other action pursuant to and as, and to the extent, provided by the Policy (or any successor policy or requirement), as in effect from time to time.

Any payment pursuant to this Award shall not be deemed compensation for purposes of computing benefits under any retirement plan of the Company, and, except as the Committee may otherwise determine, shall not affect any benefits under any other benefit plan now or subsequently in effect under which the availability or amount of benefits is related to the level of compensation. In the event of any conflict between the terms of this Award and any severance or termination plan, policy or agreement of the Company or MHE to which the Employee is a party or under which the Employee participates or benefits and that applies (or arguably applies) to the vesting, forfeiture or payment provisions of the Award, the terms of this Award shall govern with respect to the vesting, forfeiture or payment of the Award.

10. Change in Control. Subject to Section 6, in the event of a Change in Control of the Company, the following shall apply:

(a) If the Change in Control occurs on or prior to December 31, 2012, the EPS goal hereunder shall be deemed to have been achieved, and such achievement shall be at the higher of (i) the target EPS goal and (ii) the EPS goal the Employee would have earned for the Award cycle if the achievement of the relevant goal were measured as of the date such Change in Control is determined to have occurred solely with respect to the time frame in which the Award was outstanding.

(b) The Award value determined in accordance with Section 10(a) above shall be payable on the Payment Date, subject to the Employee’s continued employment with the Company and the applicable vesting, proration and forfeiture provisions of Section 5; provided, however, that if the Employee’s employment is terminated without Cause on or after a Change in Control, the full Award value (without proration) determined in accordance with Section 10(a) above shall vest and become non-forfeitable, and shall be payable to the Employee on the Early Payment Date.

(c) Notwithstanding anything herein to the contrary in this Section 10, if in connection with a Change in Control the Company elects to fund other payments due senior executives of the Company pursuant to various management and benefit plans by effecting payments to the “rabbi trust” by a third-party trustee or through some other comparable vehicle in order to protect these payments for the benefit of the senior executives, the Company in such instance shall immediately fund the cash payment referred to herein on the same basis, for example, using a rabbi trust or other comparable vehicle, that are provided for other payments due to senior executives of the Company.

(d) The provisions of this Section 10 shall not apply to a Change in Control that occurs after the effective date of a Transaction.

11. Section 409A. All payments under this Award are intended to be exempt from the application of Section 409A of the Code (“Section 409A”) as “short-term deferrals” within the meaning of Section 409A, and the Award shall be interpreted and administered consistent with such intent. If, notwithstanding the preceding sentence, any payment under the Award is considered to provide for a deferral of compensation subject to Section 409A, then any provision of the Award that contravenes any regulations or Treasury guidance promulgated under Section 409A or that could cause the Employee to recognize income for United States federal tax purposes in respect of any payment under the Award prior to the time of payment, or to be subject to any tax or interest under Section 409A, may be modified to maintain, to the maximum extent practicable, the original intent of the applicable provision without the imposition of any tax or interest under Section 409A. Moreover, any discretionary authority that the Committee may have pursuant to this Award shall not be applicable to a payment that is subject to Section 409A to the extent such discretionary authority would contravene Section 409A.

12. Incorporation of Plan Provisions. This Award is made pursuant to the Plan and, except where specifically noted, the terms and conditions thereof are incorporated as if fully set forth herein.